                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                          COMMUNICATIONS SYSTEMS,
                                      INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                          COMMUNICATIONS SYSTEMS,
                                      INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee Required
     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(4), or 14a-6(i)(2) or
/ /  Items 22(a)(2) of
     Schedule A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          COMMUNICATIONS SYSTEMS, INC.
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1998

                            ------------------------

    Notice is hereby given that the Annual Meeting of Shareholders of Communications Systems, Inc. will be held at The Marquette Hotel, 50th Floor IDS Center, 7th and Marquette, Minneapolis, Minnesota 55402, on Tuesday, May 19, 1998 at 3:00 p.m., Central Daylight Time, for the following purposes:

    1. To elect three (3) directors to hold office until the 2001 Annual Meeting of Shareholders or until their successors are elected.

    2. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1992 Stock Plan to increase the number of shares authorized to be issued under such plan by 500,000 shares to 1,400,000 shares.

    3. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1990 Employee Stock Purchase Savings Plan to increase the total number of shares authorized to be issued under such plan by 100,000 shares to 300,000 shares.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 27, 1998 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Richard A. Primuth,
                                          SECRETARY

Hector, Minnesota
April 9, 1998

    TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                          COMMUNICATIONS SYSTEMS, INC.
                             213 SOUTH MAIN STREET
                            HECTOR, MINNESOTA 55342
                                 (612) 848-6231

                             ---------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. ("CSI" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at The Marquette Hotel, 50th Floor IDS Center, 7th and Marquette, Minneapolis, Minnesota 55402 on Tuesday, May 19, 1998, beginning at 3:00 p.m. or at any adjournment or adjournments thereof. The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

    Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted by the persons designated as proxies in favor of the matters indicated. In the event any other matters which properly come before the meeting require a vote of shareholders, the persons named as proxies will vote in accordance with their judgment on such matters. The Company's corporate offices are located at 213 South Main Street, Hector, Minnesota 55342, and its telephone number is (612) 848-6231. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 9, 1998.

    The total number of shares outstanding and entitled to vote at the meeting as of March 27, 1998 consisted of 9,274,852 shares of $.05 par value Common Stock. Only shareholders of record at the close of business on March 27, 1998 will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

    Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, then that item must be approved by holders of a majority of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated at the meeting to determine whether or not a quorum is present. Abstentions on a particular item of business will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining approval of the matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of the Company's Common Stock owned by each person known by the Company to own of record or beneficially five percent (5%) or more of the Company's Common Stock and all officers and directors of the Company as a group using information available as of March 15, 1998.

           NAME AND ADDRESS              AMOUNT AND NATURE OF    PERCENT
          OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    OF CLASS
---------------------------------------  --------------------  ------------
Curtis A. Sampson                             1,641,338(1)           17.6%
213 South Main Street
Hector, MN 55342

First Bank System, Inc.                         644,100               6.9%
601 Second Avenue South
Minneapolis, MN 55402

Woodland Partners LLC                           662,600               7.1%
60 So. 6th St., Suite 3750
Minneapolis, MN 55402

FMR Corp.                                       658,500               7.0%
82 Devonshire St.
Boston, MA 02109

John C. Ortman                                  543,350(2)            5.8%
1506 17th Street
Lawrenceville, IL 62439

Thomson Horstmann & Bryant                      502,000               5.4%
Saddle Brook, NJ 07663

All directors and executive officers as       2,833,625(3)           30.3%
a group (13 persons)

------------------------

(1) Includes 13,898 shares owned by Mr. Sampson's spouse, as to which beneficial ownership is disclaimed, 54,500 shares which may be purchased within sixty days from the date hereof pursuant to outstanding stock options, and 298,562 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan ("CSI ESOP") of which Mr. Sampson is a Trustee and 19,440 shares of Company common stock owned by the Hector Communications Corporation Employee Stock Ownership Plan ("Hector ESOP") of which Mr. Sampson is a Trustee. Mr. Sampson disclaims any beneficial ownership of shares owned by the CSI ESOP and the Hector ESOP in excess of the 21,184 shares allocated to his account as of December 31, 1997.

(2) Includes 14,000 shares which may be purchased within sixty days from the date hereof pursuant to outstanding stock options.

(3) Includes 2,192,702 shares owned by officers and directors as a group directly, 48,018 shares held by their respective spouses, 274,903 shares which may be purchased by directors and officers within 60 days from the date hereof pursuant to outstanding stock options, 298,562 shares owned by the CSI ESOP and 19,440 shares of Company common stock owned by the Hector ESOP. Messrs. Curtis A. Sampson, Wayne E. Sampson and Paul N. Hanson serve as Trustees of the CSI ESOP and Mr. Curtis A. Sampson and Mr. Paul N. Hanson serve as Trustees of the Hector ESOP; except for shares allocated to the respective accounts of Mr. Curtis Sampson and Mr. Paul N. Hanson, Messrs. Sampson, Sampson and Hanson disclaim beneficial ownership of the shares held by such ESOPs.

                            1. ELECTION OF DIRECTORS

    The Board of Directors is presently comprised of ten director positions, divided into three classes, each of which serve for staggered three year terms. The Board of Directors has nominated and recommends for reelection as directors Messrs. Curtis A. Sampson, Joseph W. Parris and Gerald D. Pint, who currently serve as directors and are each being renominated for a three year term expiring in 2001. The Board of Directors believes that each nominee named below will be able to serve, but should a nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

    Information regarding the nominees and other directors filling unexpired terms is set forth on the following page, including information regarding their principal occupations currently and for the preceding five years. Ownership of Common Stock of the Company is given as of March 15, 1998. To the best of the Company's knowledge, unless otherwise indicated below, the persons indicated possess sole voting and investment power with respect to their stock ownership.

                                                                                     YEAR
                                                                                    CURRENT     AMOUNT OF       PERCENT OF
                                 PRINCIPAL OCCUPATION AND OTHER         DIRECTOR     TERM      COMMON STOCK     OUTSTANDING
      NAME AND AGE                        DIRECTORSHIPS                   SINCE     EXPIRES     OWNERSHIP      COMMON STOCK
-------------------------  -------------------------------------------  ---------  ---------  --------------  ---------------
NOMINEES PROPOSED FOR ELECTION FOR TERM EXPIRING IN 2001

Curtis A. Sampson          Chairman of the Board, President and Chief     1969       1998       1,641,338(1)         17.6%
  (64)*                    Executive Officer of the Company; Chairman
                           of the Board of Hector Communications
                           Corporation (independent telephone
                           companies); Chairman of the Board of
                           Canterbury Park Holding Corporation
                           (thoroughbred racetrack).

Joseph W. Parris           Attorney, Mediator, Arbitrator and Private     1995       1998         114,000(2)          1.2%
  (78)                     Investor.

Gerald D. Pint             Telecommunications Consultant since            1997       1998           2,000(3)        **
  (62)                     September, 1993. Prior thereto Group Vice
                           President, Telecom Systems Group, 3-M
                           Company, 1989-1993.

DIRECTORS SERVING UNEXPIRED TERMS

Edwin C. Freeman           Vice President and General Manager,            1988       1999          24,100(4)           .2%
  (42)                     Bro-Tex, Inc. (paper and cloth wiper
                           products, and fiber product recycler).

                                                                                     YEAR
                                                                                    CURRENT     AMOUNT OF       PERCENT OF
                                 PRINCIPAL OCCUPATION AND OTHER         DIRECTOR     TERM      COMMON STOCK     OUTSTANDING
      NAME AND AGE                        DIRECTORSHIPS                   SINCE     EXPIRES     OWNERSHIP      COMMON STOCK
-------------------------  -------------------------------------------  ---------  ---------  --------------  ---------------
Luella Gross Goldberg      Chair, Board of Trustees, University of        1997       1999           2,000(3)        **
  (61)                     Minnesota Foundation since 1996; Trustee
                           since 1975. Trustee Emerita of Wellesley
                           College since 1996; Trustee, 1978 to 1996;
                           Acting President during 1993; Chair of the
                           Board of Trustees, 1985 to 1993. Director,
                           TCF Financial Corporation, Reliastar
                           Financial Corp, Hormel Foods Corporation,
                           Piper Funds Inc., Piper Global Funds Inc.,
                           Piper Institutional Funds Inc. and other
                           related closed-end investment companies.

Edward E. Strickland       Business and management consultant;            1981       1999          34,000(5)           .3%
  (71)                     Director of: Green Isle Environmental
                           Services, Inc. (manufacturing); Bio-
                           Vascular, Inc. (medical devices); Hector
                           Communications Corporation (independent
                           telephone companies); and, Avecor
                           Cardiovascular, Inc. (medical devices).

John C. Ortman             Private Investor. Vice President-Sales of      1990       1999         543,350(5)          5.8%
  (76)                     Suttle Apparatus Corporation (CSI's
                           telephone station apparatus subsidiary)
                           from 1968 to 1986.

Paul J. Anderson           Private Investor.                              1975       2000         170,618(6)          1.8%
  (66)

Wayne E. Sampson           Management consultant; director of Hector      1981       2000         323,412(7)          3.5%
  (68)*                    Communications Corporation.

Frederick M. Green         Chairman of the Board, President and Chief     1996       2000           4,000(8)        **
  (55)                     Executive Officer of Ault Incorporated
                           (power supply and transformer
                           manufacturer).

------------------------

*   Wayne E. Sampson and Curtis A. Sampson are brothers.

**  Less than .1% of all outstanding shares.

(1) See footnote 1 under "Security Ownership of Certain Beneficial Owners and Management."

(2) Includes 6,000 shares which may be purchased pursuant to currently exercisable stock options.

(3) Includes 1,000 shares which may be purchased pursuant to currently exercisable stock options.

(4) Includes 2,000 shares owned by Mr. Freeman's spouse, as to which beneficial ownership is disclaimed, and 14,000 shares which may be purchased pursuant to outstanding and presently exercisable stock options.

(5) Includes 14,000 shares which may be purchased pursuant to currently exercisable stock options.

(6) Includes 30,309 shares owned by Mr. Anderson's wife, as to which beneficial ownership is disclaimed, and 14,000 shares which may be purchased pursuant to outstanding and presently exercisable stock options.

(7) Includes 14,550 shares owned by Mr. Sampson directly, 300 shares owned by his spouse, as to which beneficial ownership is disclaimed, 298,562 shares owned by the CSI ESOP of which Mr. Sampson is a Trustee and 10,000 shares which may be purchased pursuant to outstanding and presently exercisable stock options. Mr. Sampson disclaims any beneficial ownership of the shares owned by the CSI ESOP.

(8) Includes 4,000 shares which may be purchased pursuant to currently exercisable stock options.

INFORMATION REGARDING BOARD AND BOARD COMMITTEES

    The Board of Directors met four times during 1997. Each director nominee and continuing director attended at least 75% of the 1997 meetings of the Board and each committee on which such director served.

    Directors P. J. Anderson, E. C. Freeman, F.M. Green, L. G. Goldberg, J. C. Ortman, J. W. Parris, G. D. Pint, W. E. Sampson and E. E. Strickland receive a monthly retainer of $400 plus $400 for each Board, Audit Committee or Compensation Committee meeting attended. Messrs. Freeman, W. E. Sampson and Strickland, in consideration for their additional services as members of the Executive Committee, are paid an additional monthly retainer of $350. Mr. C. A. Sampson received no additional cash compensation for service on the Board.

    Each non-employee member of the Board of Directors receives at the time of the annual meeting of the shareholders an option to purchase 2,000 shares of the Company's Common Stock. Each director's option is at a price equal to the fair market value of the Company's Common Stock on the date of grant exercisable over a ten-year period beginning six months after the date the option is granted.

    The Company has an Audit Committee consisting of Messrs. Paul J. Anderson,
W. E. Sampson and E. E. Strickland which met twice during the last fiscal year. The Audit Committee recommends to the full Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants, as well as the internal accounting controls of the Company

    The Company has a Compensation Committee consisting of Messrs. C. A. Sampson, Edwin C. Freeman and W. E. Sampson. The Compensation Committee met twice during the last fiscal year.

                                   PROPOSAL 2
                PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK PLAN

INTRODUCTION

    The shareholders of the Company approved the Communications Systems, Inc. 1992 Stock Plan (the "Stock Plan") on May 15, 1992 and approved an amendment to the Stock Plan on May 15, 1995. The purpose of the Stock Plan is to enable the Company and subsidiaries to retain and attract key employees who contribute to the Company's success by their ability, ingenuity and industry and to enable such key employees to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of awards in the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) deferred stock. On April 6, 1998, the last reported sales price of the Company's common stock in the NASDAQ National Market was $17.25.

AMENDMENT TO STOCK PLAN TO INCREASE AUTHORIZED SHARES

    The Stock Plan originally authorized 400,000 shares of common stock (as adjusted for a stock split in 1993) for issuance pursuant to options granted under the Stock Plan. At the 1995 Annual Meeting of Shareholders, an amendment to increase the number of shares available under the Stock Plan by 500,000 shares was ratified and approved. On March 31, the Board of Directors again amended the Stock Plan, subject to ratification and approval by the Shareholders of the Company, to increase the total number of shares available under the Stock Plan by 500,000 shares to a total of 1,400,000. There were outstanding on March 31, 1998 options to purchase 465,772 shares under the Stock Plan (as adjusted for a stock split in 1993) have been issued and at such date, 264,745 shares had been purchased through exercise of options granted under the Stock Plan. The Board of Directors has deemed it prudent to increase the shares available for grant under the Stock Plan by 500,000 shares to enable the Board of Directors and the Compensation Committee to continue to grant stock options to officers and key employees consistent with past practice.

SUMMARY OF TERMS OF STOCK PLAN

    The following provides a summary of certain provisions of the Stock Plan:

    SHARES AVAILABLE UNDER STOCK PLAN. The maximum number of shares of common stock reserved and available under the Stock Plan for awards is currently 900,000 shares (subject to possible adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the Stock Plan.

    ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and profitability of the business of the Company and its subsidiaries are eligible to be granted awards under the Stock Plan. The Stock Plan will be administered by the Board or, in its discretion, by a committee of not less than three "disinterested directors," as defined in the Stock Plan (the "Committee"), who shall be appointed by the Board of Directors. The term "Board" used in this section refers to the Board or, if the Board has delegated its authority, the Committee. The Board will have the power to make awards, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the Stock Plan, and adopt rules, regulations and procedures with respect to the administration of the Stock Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the Stock Plan.

AWARDS UNDER STOCK PLAN

    STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Code or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the Stock Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or common stock. If the terms of an option so permits the optionee may elect to pay all or part of the option price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

    Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of three years or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability or retirement. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the options' terms. If the participant's employment is terminated for any other reason, the participant's stock options immediately terminate. These exercise periods may be reduced by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options that would not otherwise be exercisable upon death, disability or retirement.

    No incentive stock options shall be granted under the Stock Plan after March 1, 2002. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the Stock Plan may not be less than 50% of the fair market value of the common stock on the date of grant.

    STOCK APPRECIATION RIGHTS. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Board. SARS are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

    RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the Stock Plan.

    If a participant terminates employment during the period of the restriction, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

    DEFERRED STOCK. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

    Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question shall be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

    GENERAL PROVISIONS. The Board may, at the time of any grant under the Stock Plan, provide that the shares received by any participant under the Stock Plan shall be subject to repurchase by the Company in the event of termination of employment of the participant for any reason. Except as provided otherwise by the Board, the repurchase price will be the fair market value of the stock or, in the case of a termination for cause (as defined in the Stock Plan), the amount of consideration paid for the stock. The Board may also, at the time of grant, provide the Company with rights to repurchase, or require the forfeiture of, shares of stock acquired under the Stock Plan by any participant who, at any time within two years after termination of employment with the Company, directly or indirectly competes with, or is employed by a competitor of, the Company.

FEDERAL INCOME TAX CONSEQUENCES

    STOCK OPTION. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee ir within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise (or, in the case of an executive officer, director or 10% shareholder, six months after the date the option as granted, if later) shall be treated as alternative minimum taxable income for purposes of the alternative minimum tax.

    If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date, any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. The balance of any gain will be characterized as a long-tem or short-tem capital gain, depending on whether the shares were held for more than one year.

    An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. When an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. If, however, an optionee is subject to
Section 16(b) of the Securities Exchange Act of 1934 (i.e., is an executive officer, director or 10% shareholder of the Company) and the optionee exercises the option within six months after the date the option was granted, he or she will not realize notable compensation income until six months after the grant of the non-qualified stock option (subject to the right of the optionee to elect to be taxed at the time of exercise). In the event realization of the income is deferred, the amount of the optionee's compensation income will be equal to the difference between the aggregate option price and the fair market value of the stock on the date immediately preceding the sixth month anniversary of the date of grant. The Company is entitled to a tax deduction to the extent and at the time, that the participant realizes compensation income.

    Upon the disposal of stock acquired pursuant to a nonqualified option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus my any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

    SARS. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, and the Company would be entitled to a deduction, measured by the fair market value of the shares plus any cash received.

    RESTRICTED STOCK AND DEFERRED STOCK. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a "substantial risk of forfeiture" as intended by the Company. If the shares are transferable or there are no such restrictions or significant deferral period, the participant will realize compensation income upon receipt of the award. Otherwise, a participant will generally realize compensation income upon any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event the Company will be entitled to a tax deduction to the extent and at the time, that the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income, and the Company is entitled to a corresponding deduction.

    WITHHOLDING. The Stock Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the Stock Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant, that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In this event, the Company would pay the tax liability from its own funds.

REGISTRATION WITH SEC

    The Company intends to file a Registration Statement covering the issuance of the additional shares issuable under the Stock Plan, as amended, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

SHAREHOLDER APPROVAL

    The affirmative vote of a majority of the outstanding shares of the Company's common stock voting at the meeting in person or by proxy is required for approval of the proposed amendment to the Company's Stock Plan.

    THE BOARD OF DIRECTORS' RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT OF THE 1992 STOCK PLAN TO INCREASE BY 500,000 SHARES THE NUMBER OF SHARES WHICH MAY BE ISSUED UNDER OPTIONS AND AWARDS GRANTED UNDER THE 1992 STOCK PLAN.

                                   PROPOSAL 3
       PROPOSAL TO AMEND THE COMPANY'S 1990 EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

    The shareholders of the Company approved the Communications Systems, Inc. 1990 Employee Stock Purchase Plan (the "Purchase Plan") on May 15, 1990 and approved an amendment to the Purchase Plan on May 15, 1995. The purpose of the Purchase Plan is to encourage stock ownership by all employees of the Company and to provide incentive to employees to remain in employment, improve operations, increase profits and contribute more significantly to the Company's success.

AMENDMENT TO PURCHASE PLAN TO INCREASE AUTHORIZED SHARES

    The Purchase Plan originally authorized the issuance of 100,000 shares of common stock (as adjusted for a subsequent stock split) pursuant to options granted hereunder. At the 1995 Annual Meeting of Shareholders an amendment to increase the number of shares available under the Purchase Plan by 100,000 shares was ratified and approved. On March 31, 1998, the Board of Directors again amended the Purchase Plan, subject to ratification and approval of the Shareholders, to increase the total number of shares available under the Purchase Plan by 100,000 shares to a total of 300,000 shares. There were outstanding on December 31, 1998, options to purchase 14,410 shares under the Purchase Plan and, at such date 176,716 shares had been purchased through exercise of options granted under the Purchase Plan.

    The Board of Directors believes that the Purchase Plan has provided material benefits to the Company and its employees and has deemed it prudent to increase the shares available for grant under the Purchase Plan by 100,000 shares to enable the continued grant of options and exercise of options pursuant to the terms and conditions of the Plan. The increase would have the effect of increasing the total number of shares available for future issuance under the Purchase Plan to 300,000 shares.

SUMMARY OF TERMS OF STOCK PURCHASE PLAN

    The Plan shall be administered by a Committee consisting of not less than three members who shall be appointed by the Board of Directors. Each member of such Committee shall be either a director, officer or an employee of the Company.

    The Plan commenced on September 1, 1990 and has been carried out in successive phases of one year each with each phase commencing on or about the first day of September in each year as determined by the Committee.

    Any employee, including an officer of the Company (other than Curtis Sampson who, as a 5% or more shareholder, is prohibited by law from participating) who as of the first day of the month immediately preceding the Commencement Date of a phase of the Plan, is customarily employed by the Company for more than 15 hours per week, shall be eligible to participate in the Plan.

    Eligible employees elect to participate in the Plan by completing payroll deduction authorization forms prior to the Commencement Date of any phase of the Plan. Payroll deductions are limited to 10% of a Participant's base pay for the term of the phase of the Plan.

    As of the Commencement Date of any phase of the Plan, an eligible employee who elects to participate in the Plan shall be granted an option for as many full shares as he or she will be able to purchase pursuant to the payroll deduction procedure. The option price for employees who participate on the Commencement Date of any phase of the Plan shall be the lower of: (i) 85% of the fair market value of the shares on the Commencement Date of that phase of the Plan, or (ii) 85% of the fair market value of the shares on the Termination Date of that phase of the Plan.

    Exercise of the option occurs automatically on the Termination Date of the phase of the Plan, unless a Participant gives written notice prior to such date as to an election not to exercise. A Participant may, at any time during the term of the Plan, give notice that he or she does not wish to continue to participate, and all amounts withheld will be refunded with interest.

    The Company believes that the Plan is a "qualified" Plan under Section 423, Internal Revenue Code. Under the Internal Revenue Code, as amended to date, no income will result to a grantee of an option upon the granting or exercise of an option, and no deduction will be allowed to the Company. The gain, if any, resulting from a disposition of the shares received by a Participant, will be reported according to the provisions of Section 423, Internal Revenue Code of 1954, as amended, and will be taxed in part as ordinary income and in part as capital gain.

    The Board of Directors may at any time amend the Plan, except that no amendment may make changes in options already granted which would adversely affect the rights of any Participant.

REGISTRATION WITH SEC

    The Company intends to file a Registration Statement covering the issuance of the additional shares issuable under the Purchase Plan, as amended, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

    The affirmative vote of a majority of the outstanding shares of the Company's common stock voting at the meeting in person or by proxy is required for approval of the proposed amendment to the Company's Purchase Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT OF THE 1990 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE BY 100,000 SHARES THE NUMBER OF SHARES WHICH MAY BE ISSUED PURSUANT TO OPTIONS GRANTED UNDER THE STOCK PURCHASE PLAN.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following tables show, for the fiscal years ending December 31, 1997, 1996 and 1995, the cash and other compensation paid to or accrued by the Company for each executive officer whose total cash compensation exceeded $100,000 during fiscal 1997 in all capacities served, as well as information relating to option grants, option exercises and fiscal year end option values applicable to such persons.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                        -------------
                                                                                           AWARDS
                                                                                        -------------
                                                            ANNUAL COMPENSATION          SECURITIES         ALL
                                                      --------------------------------   UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION                             YEAR       SALARY      BONUS       OPTIONS     COMPENSATION
----------------------------------------------------  ---------  ----------  ---------  -------------  -------------
Curtis A. Sampson, Chief Executive..................       1997  $  182,876  $  30,000       19,500         (3)
  Officer of the Company (1)                               1996  $  176,520  $  25,000       15,000
                                                           1995  $  160,666  $  25,000       12,000

John C. Hudson, Managing Director...................       1997  $   89,486  $  74,903        6,600      $  39,237
  Austin Taylor Communications (2)                         1996  $   87,105  $  46,045        6,000      $  38,144
                                                           1995  $   87,130  $  74,861        6,000      $  41,017

Jeffrey K. Berg, President..........................       1997  $  113,493  $  30,000       18,000
  Suttle Apparatus Corporation                             1996  $  106,979  $  25,000       15,000         (4)
                                                           1995  $   99,132  $  20,000        12,000

------------------------

Note: Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individual named above for the periods indicated. See also footnotes on p. 13.

(1) Mr. Sampson devotes approximately 60% of his working time to the Company. The balance of his working time Mr. Sampson serves as Chairman and Executive Officer of Hector Communications Corporation, for which he is separately compensated.

(2) For each of the three years, more than 60% of the amounts listed under "All Other Compensation" represents the Company's contribution to Mr. Hudson's pension plan.

(3) In February 1998, pursuant to a Board of Director approval, the Company loaned to Curtis A. Sampson $93,881 pursuant to a two-year promissory note bearing interest at 6.5% to enable the exercise of stock options granted by the Company. The loan to Mr. Sampson is secured by the pledge of 10,600 shares of the Company's common stock.

(4) In July, 1994 the Company loaned Mr. Berg $100,000 at 8% per annum under a promissory note due in July, 1998. The current balance of the loan is $61,000. Also, in February 1998, the Company loaned $83,375 to Mr. Berg under a two-year promissory note bearing interest at 6.5% to enable the exercise of stock options granted by the Company. The loans are secured by 10,000 shares of Company common stock and options to acquire 12,000 shares of Company common stock which were granted to Mr. Berg, which stock and options have an aggregate, in-the-money value of approximately $246,500 as of date hereof.

                             OPTION GRANTS IN 1997

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                NUMBER OF                                                ANNUAL RATES OF STOCK
                                               SECURITIES      % OF TOTAL                                 PRICE APPRECIATION
                                               UNDERLYING    OPTIONS GRANTED    EXERCISE                    FOR OPTION TERM
                                                 OPTIONS     TO EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------
NAME                                             GRANTED          1997            SHARE        DATE         5%         10%
---------------------------------------------  -----------  -----------------  -----------  -----------  ---------  ----------
Curtis A. Sampson............................      19,500            10.9%      $   14.99      2/27/02   $  46,836  $  135,636

John C. Hudson...............................       6,600             3.7%          13.63      2/27/02      24,845      54,900

Jeffrey K. Berg..............................      18,000            10.0%          13.63      2/27/02      67,758     149,728

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                     VALUE REALIZED                                IN-THE-MONEY OPTIONS AT
                                                      (MARKET PRICE     NUMBER OF UNEXERCISED      FY-END (BASED ON FY-END
                                          SHARES       AT EXERCISE        OPTIONS AT FY-END            PRICE OF $17.75)
                                        ACQUIRED ON       LESS        --------------------------  --------------------------
NAME                                     EXERCISE    EXERCISE PRICE)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -----------  ---------------  -----------  -------------  -----------  -------------
Curtis A. Sampson.....................      13,400         91,455         47,100        18,000     $ 194,874    $    45,050

John C. Hudson........................       3,317         31,179         18,200         6,400        79,075         24,650

Jeffrey K. Berg.......................      --             --             50,000        17,000       236,375         65,750

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997 Curtis A. Sampson and Wayne E. Sampson served as members of the Company's Compensation Committee. Mr. C. A. Sampson is the President and Chief Executive Officer of the Company and Mr. W. E. Sampson, a director, is his brother.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee appointed by the Company's Board of Directors has primary responsibility in regard to determinations relating to executive compensation and administration of the Company's stock option plans. All decisions by the Compensation Committee pertaining to the compensation of the Company's executive officers are reviewed and approved by the full Board. Mr. Curtis A. Sampson, the Company's Chairman and Chief Executive Officer, did not participate in any discussions or decisions of either the Compensation Committee or the Board of Directors relating to any aspect of his compensation.

COMPENSATION POLICIES

    It is the objective of the Compensation Committee to pay compensation at levels which will attract, retain and motivate executives with superior leadership and management abilities and to structure the forms of compensation paid such that their interests will be closely aligned with achievement of superior financial performance by the Company. With these objectives in mind, the compensation currently paid to the Company's executive officers principally consists of three elements: base salary, bonus and periodic stock option awards.

COMPENSATION ELEMENTS

    Base salaries of the Company's executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based upon publicly available compensation surveys and limited informal surveys by Compensation Committee members. Base salaries are reviewed annually. Adjustments to base salaries are determined by reference to individual and company per-formance having in mind both measurable financial factors, as well as subjective judgments by the Compensation Committee in regard to factors such as development and execution of strategic plans, changes in areas of responsibility and the development and management of employees. The Compensation Committee does not, however, assign specific weights to these various factors in reaching its decisions.

    Bonuses are intended to provide executives with an opportunity to receive additional cash com-pensation, but only if they earn it through Company and individual performance. After year end results are available, the Committee determines each officer's bonus based on the Company's performance, as measured by such factors as growth in earnings per share, as well as the Compensation Committee's subjective assessment of individual performance in the executive's area of responsibility, but without assigning specific weight to the various factors considered.

    Stock options are awarded to the Company's executives under the Company's 1992 Stock Plan. Stock options represent an additional vehicle for aligning management's and stockholders' interests, specifically motivating executives to remain focused on factors which will enhance the market value of the Company's common stock. If there is no price appreciation in the common stock, the option holders receive no benefit from the stock options, because options are granted with an option exercise price at least equal to the fair market value of the common stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Curtis A. Sampson participates in the same executive compensation plans provided to other senior executives and is evaluated by the same factors applicable to the other executives as described above. Mr. Sampson's total cash compensation for 1997 was $212,876, an increase of 5.6% over total cash compensation in 1996. In addition, Mr Sampson was granted options to purchase 19,500 shares in 1997, as compared to options covering 15,000 shares granted to Mr. Sampson in 1996. Because of his significant holdings of Company common stock, under applicable IRS rules, Mr. Sampson's options are priced at 110% of the market price on the date of grant. The two other members of the Compensation Committee believe that the increase in Mr. C.
A. Sampson's cash compensation for 1997 is reasonable in relation to the 10% increase from sales from continuing operations in 1997 as compared to 1996 and the 22% increase in net income from continuing operations as compared to 1996. In addition, the two other members of the Compensation Committee believe, based upon their general knowledge of compensation paid to other chief executives and published regional salary data (but without conducting a formal survey), that Mr. Sampson's total compensation is below that which could be reasonably justified in relation to the scope of his responsibilities, as well as the financial performance of the Company and total shareholder return during the past several years.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Edwin C. Freeman        Curtis A. Sampson       Wayne E. Sampson

                               PERFORMANCE GRAPH

    The following graph presents, at the end of each of the Company's last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return of the NASDAQ Stock Market Total Return Index (U.S. Companies), and NASDAQ Telecommunications Stock Total Return Index, assuming, in each case, the investment of $100 on December 31, 1992 and the reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SYSTEMS, INC.  STOCK MARKET   TELECOMMUNICATIONS STOCK
1992                $100           $100                       $100
1993                 175            115                        154
1994                 168            112                        128
1995                 216            159                        169
1996                 210            195                        172

                              CERTAIN TRANSACTIONS

TRANSACTIONS AND SHARED MANAGEMENT WITH HECTOR COMMUNICATIONS CORPORATION

    The Company makes available to Hector Communications Corporation ("HCC") which prior to 1990 was a subsidiary of the Company certain staff services and administrative systems, such as payroll and pension plan administration, with the related costs and expenses being paid by HCC. In 1997 and 1996 HCC paid the Company $264,000 and $258,000, respectively, for such services, amounts which management believes are no less than the cost the Company incurred in connection with providing such services.

    Two of the Company's executive officers, Curtis A. Sampson and Paul N. Hanson, each devote approximately 60% of their working time to the Company. Messrs. Sampson and Hanson devote the remainder of their working time to HCC, of which Mr. Sampson serves as Chairman and Chief Executive Officer and Mr. Hanson serves as a director and Treasurer. These officers are separately compensated by HCC for their services to HCC.

REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

    The Company's officers, directors and beneficial holders of 10% or more of the Company's securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on SEC Forms 3, 4 and 5. According to the Company's records, during the period from January 1, 1997 to December 31, 1997, officers, directors and ten percent beneficial holders of the Company filed all reports with the Securities and Exchange Commission required under Section 16(a) related to their beneficial ownership. To the best of the Company's knowledge, all such reports have been filed in a timely manner.

                             THE COMPANY'S AUDITORS

    Deloitte & Touche have been the auditors for the Company since 1982 and have been selected by the Board of Directors, upon recommendation of the Audit Committee, to serve as such for the current fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission's proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 15, 1999 and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 1999. Shareholder proposals prepared in accordance with the Commission's proxy rules to be included in the Company's Proxy Statement must be received at the Company's corporate office, 213 South Main Street, Hector, Minnesota 55342, Attention: President, by December 15, 1998, in order to be considered for inclusion in the Board of Directors' Proxy Statement and proxy card for the 1998 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

    The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

    PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year's annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

    SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year's annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company's Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                                 OTHER MATTERS

    Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

    The Company is transmitting with this Proxy Statement its Annual Report for the year ended December 31, 1997. SHAREHOLDERS MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1997 FORM 10-K REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO ASSISTANT SECRETARY, COMMUNICATIONS SYSTEMS, INC., 213 SOUTH MAIN STREET, HECTOR, MINNESOTA 55342.

                                          By Order of the Board of Directors,

                                          Richard A. Primuth,
                                          SECRETARY